Exhibit 99.1

William P. Wall Appointed to STAAR Surgical Board of Directors

MONROVIA, CA, September 2, 2015--STAAR Surgical Company (NASDAQ: STAA), a leading developer, manufacturer and marketer of implantable lenses and delivery systems for the eye, today announced that its Board of Directors has appointed William P. Wall to the Company’s Board.

Mr. Wall was formerly the General Counsel of Abrams Capital, a Boston-based investment firm, for more than nine years. Mr. Wall is currently a member of the Board of Directors, and chair of the Corporate Governance Committee and member of the Audit Committee, of Haynes International, Inc., a publicly traded manufacturing company.

“Bill Wall brings a significant legal, investment and regulatory background that will support the company’s efforts as STAAR works to execute on the growth opportunity for its lenses. His expertise in compliance, knowledge of healthcare as the founding member of his own investment firm and work with a number of manufacturing companies will add a valuable skillset and perspective to the Board. We look forward to his contributions,” said Mark Logan, Chairman of the Board of STAAR Surgical.

Mr. Wall was a founding partner of Andover Capital in 2003. Prior to this, Mr. Wall worked for Fidelity Investments for seven years, initially as an Assistant General Counsel, then Vice President and Director of Special Situations before founding and managing a private equity group focused on acquiring middle market companies for the firm’s own account. Mr. Wall began his career as an Associate at the law firm of Ropes & Gray. He was a Trustee for the Boston Renaissance Charter School for nine years and has worked as a Teaching Fellow at Harvard University. Previously, Mr. Wall served as a Director of Automobile Holdings, Nations Commercial Finance and Eightfold Capital Management. Mr. Wall received his Bachelor of Arts from the University of Massachusetts at Amherst, and a Masters of Public Administration and Juris Doctorate from Harvard University.

STAAR also announced that Charles Slacik has retired from the Board. Mr. Slacik joined the Board in September 2012. “We are grateful to Charlie for his contributions to the Board and service to STAAR’s shareholders,” said Mark Logan. “We wish Charlie the very best in his future pursuits.”

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About STAAR Surgical

STAAR, which has been dedicated solely to ophthalmic surgery for over 25 years, designs, develops, manufactures and markets implantable lenses for the eye and delivery systems therefor. All of these lenses are foldable, which permits the surgeon to insert them through a small incision. STAAR’s lens used in refractive surgery as an alternative to LASIK is called an Implantable Collamer® Lens or “ICL.” A lens used to replace the natural lens after cataract surgery is called an intraocular lens or “IOL.” More than 500,000 Visian ICLs have been implanted to date. To learn more about the ICL go to: www.visianinfo.com. STAAR has approximately 300 employees and markets lenses in over 60 countries. Headquartered in Monrovia, CA, the company operates manufacturing facilities in Aliso Viejo, CA and Monrovia, CA. For more information, please visit the Company’s website at www.staar.com.

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	Brian Moore, 310-579-6199	Rob Swadosh, 212-850-6021
Doug Sherk, 415-652-9100

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